CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of AQR Funds of our report dated November 20, 2025, relating to the financial statements and financial highlights of AQR Large Cap Momentum Style Fund, AQR Large Cap Multi-Style Fund, AQR Small Cap Momentum Style Fund, AQR Small Cap Multi-Style Fund, AQR International Defensive Style Fund, AQR International Momentum Style Fund, and AQR International Multi-Style Fund, which appear in AQR Fund’s Certified Shareholder Report on Form N-CSR for the year ended September 30, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements”, “Appendix B: Form of Agreement and Plan of Reorganization” and “III. Documents Incorporated by Reference” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 26, 2026